Exhibit 10.1

NATIONAL RETAIL PROPERTIES, INC.
DEFERRED FEE PLAN FOR DIRECTORS
(As Amended and Restated as of August 16, 2018)
ARTICLE 1
INTRODUCTION
This National Retail Properties, Inc. Deferred Fee Plan is established by National Retail Properties, Inc. (the “Company”) for the benefit of its Directors and their Beneficiaries (as such terms are defined below), and it shall be maintained according to the terms hereof. The Deferred Fee Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, effective for amounts deferred under the Deferred Fee Plan for services performed after December 31, 2004.
ARTICLE 2
DEFINITIONS
When used herein, the following capitalized words and phrases shall have the meanings assigned to them, unless the context clearly indicates otherwise. Other capitalized words and phrases shall have the meanings assigned to them in the applicable Performance Incentive Plan.
2.1    “Administrator” means the Board or its delegate.
2.2    “Affiliated Company” means each entity which would be treated as a single employer with the Company under Code Section 414(b) or (c). In applying such Code Sections for purposes of determining whether the Director has incurred a Separation from Service with the Company and each Affiliated Company, the default provisions of Treasury Regulations Section 1.409A-1(h)(3) providing for the language “at least 50 percent” to be used instead of “at least 80 percent” shall be disregarded.
2.3    “Beneficiary” means the person or persons, natural or otherwise, designated by a Director under Article 8.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Cash Account” means a bookkeeping account established by the Company in the name of a Director to which is credited (i) any Fees that are deferred by the Director under section 3.1(a) and directed into the Cash Account under section 3.1(b), and (ii) any interest that is credited to the Director under Article 4.
2.6    “Cash Fees” means any Fees payable in cash.
2.7    “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

2.8    “Deferred Fee Accounts” means a Director’s Cash Account and Stock Account, and such sub-accounts within such accounts as are necessary for the proper administration of the Deferred Fee Plan. Within a Director’s Deferred Fee Accounts, sub-accounts shall be maintained for amounts deferred for services performed on and before December 31, 2004 and for amounts deferred for services performed after December 31, 2004. Earnings shall be credited to the sub-accounts on which the amounts are earned.
2.9    “Deferred Fee Agreement” means a written agreement, substantially in the forms included in Exhibit A hereto, between the Company and a Director, which, together with the Deferred Fee Plan, governs the Director’s rights to payment of deferred Fees (adjusted for investment performance) under the Deferred Fee Plan.
2.10    “Deferred Fee Plan” means the National Retail Properties, Inc. Deferred Fee Plan for Directors effective as of February 16, 2004, as amended and restated on May 30, 2008 and again on August 16, 2018 as set forth in this document, and as further amended by the Board from time to time.
2.11    “Director” means a regular, active director of the Company (or any Subsidiary or Affiliate) who is not employed by the Company (or any Subsidiary or Affiliate) or who has not accepted an offer of employment from the Company (or any Subsidiary or Affiliate), as determined by the Board, in its sole discretion.
2.12    “Distribution Date” means the date payment of amounts credited to a Director’s Deferred Fee Accounts are scheduled to commence to be paid, as specified in such Director’s Deferred Fee Agreements. A Distribution Date shall be a specified fixed date, January 15 of the year following the year in which the Director’s Separation from Service occurs, the first day of the month after the Director reaches his or her Social Security normal retirement age, as determined as of the date of his or her Deferred Fee Agreement or a series of four (4) annual installments commencing on the first anniversary of the date on which a Director’s Separation from Service occurs. The four (4) installments would be payable as follows: on the first anniversary - 25% of the Stock Account or Cash Account balance, as applicable; on the second anniversary - 33% of the remaining Stock Account or Cash Account balance, as applicable; on the third anniversary - 50% of the remaining Stock Account or Cash Account balance, as applicable; and on the fourth anniversary - 100% of the remaining Stock Account or Cash Account balance, as applicable.
2.13    “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under the Performance Incentive Plans calculated as of the trading day preceding the applicable determination date under the Deferred Fee Plan or, if no trading occurs on such date, the last day on which trading occurred.
2.14    “Fees” means (i) the annual retainer paid to a Director, (ii) any fees paid to a Director for attending meetings of the Board or any committee of the Board, and (iii) any fees paid to a Director for serving as chairman or lead director of the Board or chair of any committee of the Board.

2.15    “Interest” means the amount of interest credited to a Director’s Cash Account pursuant to Article 4.
2.16    “Performance Incentive Plans” means the National Retail Properties 2017 Performance Incentive Plan (the “2017 Performance Incentive Plan”), the National Retail Properties 2007 Performance Incentive Plan (the “2007 Performance Incentive Plan”) and the Commercial Net Lease Realty, Inc. 2000 Performance Incentive Plan (the “2000 Performance Incentive Plan”), in each case, as amended from time to time.
2.17    “Phantom Share” means a Phantom Stock Award or Deferred Share Award or portion of a Phantom Stock Award or Deferred Share Award that entitles the holder to receive one share of Common Stock or cash in an amount equal to the Fair Market Value thereof.
2.18    “Separation from Service” is, for amounts deferred for services performed after December 31, 2004 (and earnings on such amounts), intended to have the meaning provided in Code Section 409A and applicable regulations. The Deferred Fee Plan is intended to be a plan provided to directors, and in accordance with applicable regulations, a Director shall be treated as having a Separation from Service for purposes of the Deferred Fee Plan on the later of the date that (i) the Director ceases to serve on the Board or a board of directors of an Affiliated Company and (ii) the Director is not an independent contractor to the Company or an Affiliated Company. Continued service as an employee of the Company or an Affiliated Company shall not affect whether a Director has incurred a Separation from Service under the Deferred Fee Plan. For a Director’s Deferred Fee Accounts attributable to amounts deferred for services performed before January 1, 2005 (and earnings on such amounts), a separation from service shall mean termination of service as a Director.
2.19    “Stock Account” means a bookkeeping account established by the Company in the name of a Director to which are credited (i) Phantom Shares for any Fees that are deferred by the Director under section 3.1(a) and directed into the Stock Account under section 3.1(b), and (ii) any additional Phantom Shares that are credited by the Company under Article 5.
2.20    “Stock Fees” means the Fees payable in shares of Common Stock.
2.21    “Subsequent Deferral Election Agreement” means a written agreement, substantially in the form included in Exhibit B hereto, between the Company and a Director which, together with the Deferred Fee Plan, governs the Director’s rights to payment of deferred Fees (adjusted for investment performance) under the Deferred Fee Plan.
2.22    “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director to the extent permitted by Code Section 409A.

ARTICLE 3
DEFERRAL OF FEES
3.1    Election to Defer Fees.
(a)    The election to defer Fees earned for services provided during a given year shall be made no later than December 31 of the previous year, or such earlier date as the Board may determine, by filing a Deferred Fee Agreement with the Company. For a new Director, the election to defer Fees earned during his or her initial calendar year of service shall be made within thirty (30) days following the Director’s election or appointment, and such election shall apply only to Fees that are earned for services provided after such election is made. A new director who does not elect to make deferrals of Director’s Fees during the initial thirty (30)-day election period may not later elect to make deferrals of Director’s Fees for the calendar year of his or her initial eligibility. If a payment of Director’s Fees (such as annual retainer fees or fees for serving as Chairman of a Committee) are due for services performed over a period of time which includes the period both before and the period after the date of the election, the election will apply to an amount equal to the total amount of the Director’s Fee paid for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. Director’s Fees paid for attending a meeting are earned for services performed on the date of the meeting. A Director who does not have an election to defer Director’s Fees in effect may make a deferral election for Director’s Fees earned for services performed in the subsequent calendar year provided such election is provided to the Chief Accounting Officer of the Company not later than December 31 of the calendar year preceding the year it is to be effective. Effective for elections to defer for 2008 and later, an election to defer shall continue in effect unless modified or revoked in accordance with section 3.3 or a subsequent deferral election is made in accordance with section 6.5.
(b)    When a Director elects to defer Fees under section 3.1(a), the Director shall also elect whether amounts deferred should be credited to his or her Cash Account or to his or her Stock Account; provided, however, that deferred Stock Fees may be credited only to his or her Stock Account.
3.2    Crediting to Deferred Fee Accounts.
(a)    When a Director elects under section 3.1(b) to have Cash Fees credited to his or her Cash Account, the Company shall credit the Director’s Cash Account, on the date that they otherwise would have been payable, with the portion of the Cash Fees that are specified in the Deferred Fee Agreement.
(b)    When a Director elects under section 3.1(b) to have Cash Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that they otherwise would have been payable, with a certain number of Phantom Shares. The number of Phantom Shares (rounded up to the nearest whole share) credited to the Stock Account shall be the quotient that results from dividing the portion of the Cash Fees that are specified in the Deferred Fee Agreement by the Fair Market Value of a share of Common Stock.

(c)    When a Director elects under section 3.1(b) to have Stock Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that the shares of Common Stock that comprise the Stock Fees otherwise would have been transferred to the Director, with a number of Phantom Shares equal to the portion of the shares of Common Stock that are specified in the Deferred Fee Agreement.
(d)    Phantom Shares credited to a Director’s Stock Account under the Deferred Fee Plan shall be granted pursuant to Phantom Stock Awards under the 2000 Performance Incentive Plan and Deferred Shares under the 2007 Performance Incentive Plan and the 2017 Performance Incentive Plan, as applicable. Phantom Shares credited to a Director’s Stock Account before June 27, 2007 are granted pursuant to the 2000 Performance Incentive Plan and Phantom Shares credited on and after June 27, 2007, but before May 25, 2017, are granted pursuant to the 2007 Performance Incentive Plan and Phantom Shares credited on and after May 25, 2017 are granted pursuant to the 2017 Performance Incentive Plan. Approval of the Deferred Fee Plan by the Compensation Committee of the Board shall constitute approval of the grant of all such Phantom Stock Awards and Deferred Share Awards. Such Phantom Shares shall have the terms set forth in the Director’s Deferred Fee Agreement (which shall serve to the extent necessary as the agreement for the award under the Performance Incentive Plans) and the Deferred Fee Plan, to the extent that such terms are not inconsistent with the terms of the applicable Performance Incentive Plan. All such Phantom Shares shall be fully vested and nonforfeitable. Such Phantom Shares shall not be transferable pursuant to the Performance Incentive Plans.
3.3    Modification or Revocation of Deferral. A Director may, effective as of the beginning of the subsequent calendar year, change the amount of Fees to be deferred for services performed in such subsequent year, execute a new Deferred Fee Agreement or revoke his or her existing election to defer Fees. A modification or revocation must be provided in writing to the Company by December 31 of the year preceding the calendar year during which such modification or revocation is to be effective, or such earlier date as the Board shall determine. No modification or revocation of a deferral election may be made except as permitted by this section 3.3 or section 6.5.
ARTICLE 4
INTEREST
Interest on the balance shall be credited to each Director’s Cash Account, as of the end of each calendar quarter, at the Prime Rate of interest, as announced from time to time by Wells Fargo & Company (or successor) as its prime rate of interest.
ARTICLE 5
DIVIDENDS
Each Director with Phantom Shares credited to his or her Stock Account on the record date of a dividend on Shares shall be credited on the payment date of the dividend with a dollar amount equal to the product of the number of Phantom Shares credited to the Director’s Stock Account on the dividend record date and the dividend per share of Common Stock. On the next following date on which annual retainer fees are payable by the Company, the Director’s Stock Account shall be credited with a number of Phantom Shares (rounded up to the nearest whole share) equal to the dollar amount credited under the preceding sentence for dividends paid divided by the Fair Market Value of the Common Stock. Phantom Shares credited on account of dividends under this Article 5 shall have the same terms as the Phantom Shares to which the dividends relate.
ARTICLE 6
PAYMENT OF DEFERRED FEES
6.1    Payment Dates. A Director (or his or her Beneficiary) shall be entitled to receive a benefit equal to the amounts credited to his or her Deferred Fee Accounts at the time or times specified in such Director’s Deferred Fee Agreements. Amounts credited to a Director’s Cash Account shall be paid in cash. Phantom Shares credited to a Director’s Stock Account shall be settled as set forth in Performance Incentive Plans for Phantom Stock Awards or Deferred Share Awards, as applicable. The distribution shall be made on or as soon as administratively feasible following the Distribution Date for such payments, provided that payment shall be made no later than ninety (90) days following the Distribution Date and the specific commencement date shall be determined at the sole discretion of the Administrator.
6.2    Change in Payment Election. A Director may, effective for Fees deferred for services performed in a subsequent calendar year, change the Distribution Date. A change in Distribution Date election must be provided in writing to the Chief Accounting Officer of the Company by December 31 of the year preceding the calendar year for which the election is to be effective.
6.3    Rehired Directors. If a former Director has a Separation from Service and then returns to service as a Board member or independent contractor, any payments being made to such Director by virtue of his or her previous Separation from Service shall continue to be made to him or her without regard to such return to service.
6.4    Six Month Delay For Specified Employees. In the event that the Company or Affiliated Company has stock which is publicly traded on an established securities market and to the extent Code Section 409A(a)(2)(B), which applies to certain “specified employees,” is applicable to distributions to a Director under the Deferred Fee Plan, no payment of a Director’s Deferred Fee Account (and earnings) shall be made by reason of a Separation of Service before the date which is six (6) months and one day following the Director’s Separation of Service or the Director’s death, if earlier. Any payments which would otherwise have been payable to the Directors during the period of delay shall be made in a lump sum following the end of such delay. A Deferred Fee Account shall continue to be credited with interest and dividends during the period of such delay.
6.5    Subsequent Deferrals. A Director shall be permitted to make a subsequent deferral election to the extent permitted and in accordance with the requirements of Treasury Regulation Section 1.409A-2(b)(1), including the requirement that (a) a subsequent deferral election may not take effect until at least twelve (12) months after the date such election is filed with the Chief Accounting Officer of the Company, (b) an election to further defer a distribution (other than a distribution upon death or an Unforeseeable Emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected Distribution Date, and (c) a Subsequent Deferral Election Agreement affecting a distribution must be filed with the Chief Accounting Officer of the Company at least twelve (12) months prior to the Distribution Date on which the payment is scheduled to be distributed.
ARTICLE 7
DEATH AND HARDSHIP WITHDRAWALS
7.1    Death. Upon a Director’s death, all amounts credited to his or her Deferred Fee Accounts shall be paid as soon as administratively feasible, but no later than ninety (90) days following the date of the Director’s death in a lump sum to his or her beneficiaries in accordance with Article 8 or to the Director, as applicable. Payments from the Cash Account shall be payable in cash and payments from the Stock Account shall be payable in shares of Common Stock, subject to the provisions of section 9.1.
7.2    Hardship Withdrawals. Except as set forth in this section 7.2, no Director, Beneficiary, nor any other individual or entity shall have any right to make any early withdrawals from such Director’s Deferred Fee Accounts. A Director may, in the discretion of the Administrator under section 9.7, be entitled to withdraw all or a portion of the amount credited to his or her Deferred Fee Accounts in the event of an Unforeseeable Emergency. Such a withdrawal shall not exceed the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the withdrawal) and not reasonably available from other resources of the Director (including reimbursement or compensation by insurance or otherwise, and liquidation of the Director’s assets, to the extent liquidation itself would not cause severe financial hardship). Withdrawals from the Cash Account shall be payable in cash and withdrawals from the Stock Account shall be payable in shares of Common Stock, subject to the provisions of section 9.1.
ARTICLE 8
BENEFICIARIES
Each Director may designate from time to time any person or persons, natural or otherwise, as his or her Beneficiary or Beneficiaries to whom benefits are to be paid if he or she dies while entitled to benefits. Each Beneficiary designation shall be made either in the Deferred Fee Agreement or on a form prescribed by the Chief Accounting Officer of the Company and shall be effective only when filed with the Chief Accounting Officer during the Director’s lifetime. Each Beneficiary designation filed with the Chief Accounting Officer shall revoke all Beneficiary designations previously made by the Director. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. If the Director’s Beneficiary predeceases the Director, or no Beneficiary has been designated, the Director’s Beneficiary shall be deemed to be the Director’s spouse or, if none, the Director’s estate.

ARTICLE 9
ADMINISTRATION
9.1    Plan Limitations. Phantom Shares credited to a Director’s Stock Account under the Deferred Fee Plan shall be granted under the Performance Incentive Plans and shall be subject to the share limitations in the Performance Incentive Plans.
9.2    No Acceleration of Payments. Notwithstanding anything in the Deferred Fee Plan to the contrary, no accelerated payment of a Deferred Fee Account attributable to deferrals for services performed after December 31, 2004 (and earnings thereon) shall be made except in accordance with the following rules:
(i)    In the Administrator’s discretion to clear out a small balance held for the benefit of the Director, provided that the Administrator’s decision is evidenced in writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with the Deferred Fee Plan under Treasury Regulation Section 1.409A-1(c)(2);
(ii)    The Company’s discretionary decision to terminate and liquidate the Deferred Fee Plan within thirty (30) days before or the twelve (12) months following a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation,” as defined in Treasury Regulation Section 1.409A-3(i)(5), and provided such termination complies with the terms of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B);
(iii)    A termination and liquidation of the Deferred Fee Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) provided such termination and liquidation complies with the requirements of such regulation, including that all other agreements, methods, programs, and arrangements required to be terminated and liquidated are so terminated or liquidated; or
(iv)    Pursuant to such other events as permitted under Code Section 409A and applicable regulatory authority thereunder, including but not limited to accelerated payment of an amount intended to comply with a correction program under Code Section 409A.
9.3    Right to Amend or Terminate. The Board may amend or terminate the Deferred Fee Plan at any time in whole or in part. No amendment or termination of the Deferred Fee Plan shall reduce any amounts credited to a Director’s Deferred Fee Accounts, any amount owed to him or her by the Company as of the date of amendment or termination, or the amount of interest accrued or number of Phantom Shares credited, as of such date, to his or her account. Notwithstanding the foregoing, the Board may make any amendment necessary or appropriate to comply with Code Section 409A. In connection with a termination of the Deferred Fee Plan, to the extent permitted by section 9.2 for amounts deferred for services performed on or before

December 31, 2004, the Company, without the consent of any Director or Beneficiary, may cause the timing of distributions under the Deferred Fee Plan to be accelerated.
9.4    Unfunded Obligation. The obligation of the Company to pay any benefits under the Deferred Fee Plan shall be unfunded and unsecured, and any payments under the Deferred Fee Plan shall be made from the general assets of the Company. Directors’ rights under the Deferred Fee Plan are not assignable or transferable other than by will or the laws of descent and distribution, and such rights are exercisable during the Director’s lifetime only by him or her, or by his or her guardian or legal representative. In order to comply with Code Section 409A(b), no trust or funding as provided in this section or other funding shall be made for a Director’s or Beneficiary’s benefit under the Deferred Fee Plan except in compliance with the following:
(i)    Except for assets located in a foreign jurisdiction with respect to a Participant who performs substantially all of his or her services in such foreign jurisdiction, no assets set aside for paying benefits under the Deferred Fee Plan (including the trust provided for in this section) shall be located or transferred outside of the United States;
(ii)    No trust provided for in this section or other funding vehicle shall provide that assets will become restricted to the provision of benefits in connection with a change in the Company’s financial health or the occurrence of a “restricted period” as defined in Code Section 409A(b)(3)(B) (or other similar financial measure determined by the Secretary of the Treasury); and
(iii)    In the event the Company or an Affiliate has a “restricted period” as defined in Code Section 409A(b)(3)(B), no contributions shall be made to the trust (or other set aside or funding arrangement) with respect to an “applicable covered employee” as defined in Code Section 409A(b)(3)(D) during such restricted period.
9.5    Withholding. The Directors, their Beneficiaries and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Deferred Fee Plan. The Company may deduct from any distributions under the Deferred Fee Plan the amount of any taxes required to be withheld from such distribution by any federal, state or local government, and may deduct from any compensation or other amounts payable to the Director the amount of any taxes required to be withheld with respect to any other amounts under the Deferred Fee Plan by any federal, state or local government.
9.6    Applicable Law. The Deferred Fee Plan shall be construed and enforced in accordance with the laws of the State of Maryland, except to the extent superseded by federal law.
9.7    Administration and Interpretation. Phantom Shares credited to a Director’s Stock Account under the Deferred Fee Plan are subject to the terms and conditions of the Performance Incentive Plan for Phantom Stock Awards. The Board shall have the authority and responsibility to administer and interpret the Deferred Fee Plan on behalf of the Company; provided that the Board may, in its discretion, delegate to the Chief Financial Officer of the Company any or all authority and responsibility to act with respect to administrative matters with respect to the Deferred Fee Plan; provided, further, that the Compensation Committee of the Board shall retain authority and responsibility to administer and interpret on its own behalf and/or on behalf of the Company any Phantom Stock Award that is deemed granted pursuant to the terms of the Deferred Fee Plan. Benefits due and owing to a Director or Beneficiary under the Deferred Fee Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Director or Beneficiary who has not received the benefits to which he or she believes himself or herself entitled may file a written claim with the Board, who shall act on the claim within thirty (30) days, and such action on any such claim shall be conclusive.
9.8    Code Section 409A. The Deferred Fee Plan is intended to comply with the requirements of Code Section 409A, and the provisions of the Deferred Fee Plan and any Deferred Fee Agreement and Subsequent Deferral Election Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A, and the Deferred Fee Plan shall be operated accordingly. For purposes of Code Section 409A, each payment in a series of installment payments provided hereunder shall be treated as a separate payment. If any provision of the Deferred Fee Plan or any term or condition of any Deferred Fee Agreement or Subsequent Deferral Election Agreement would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the Company makes no representation that the Deferred Fee Plan complies with Code Section 409A and shall have no liability to any Director or Beneficiary for any failure to comply with Code Section 409A.

EXHIBIT A
FOR NEW DIRECTORS - Please note: This election must be filed with the Company not later than 30 days after your election or appointment as a Director. The election will apply only to those fees earned for services performed after the election is filed with the Company. The Director may change this election in accordance with section 6.5 of the Deferred Fee Plan or on a prospective basis effective for fees paid for services performed beginning on the first day of the calendar year following the date written revocation of this election is delivered to the Company.
FOR EXISTING DIRECTORS - Please note: This election must be filed with the Company before the beginning of the calendar year for which it will be effective. The Director may change this election in accordance with section 6.5 of the Deferred Fee Plan or on a prospective basis effective for fees paid for services performed beginning on the first day of the calendar year following the date written revocation of this election is delivered to the Company.
DEFERRED FEE AGREEMENT
This Agreement (this “Agreement”) between National Retail Properties, Inc. (the “Company”) and ____________________ (the “Director”) is made under the National Retail Properties, Inc. Deferred Fee Plan for Directors (the “Deferred Fee Plan”).
1.    Deferred Fee Plan. The Director agrees to the terms and conditions of the Deferred Fee Plan, a copy of which has been previously delivered to the Director and constitutes a part of this Agreement. Capitalized words and phrases, when used in this Agreement, shall have the meaning given to them in the Deferred Fee Plan, unless the context clearly indicates otherwise.
2.    Election to Defer Cash Fees. The Director authorizes and directs the Company to defer _____% of his or her Cash Fees earned during 20___. Subject to the terms of the Deferred Fee Plan, this election will automatically renew and remain in full force and effect for all subsequent years unless and until the Director submits a change in deferral election before December 31 (or such earlier date as determined by the Administrator of the Deferred Fee Plan) covering such subsequent years.
3.    Election to Defer Stock Fees. The Director authorizes and directs the Company to defer _____% of his or her Stock Fees earned during 20__. Subject to the terms of the Deferred Fee Plan, will automatically renew and remain in full force and effect for all subsequent years unless and until the Director submits a change in deferral election before December 31 (or such earlier date as determined by the Administrator of the Deferred Fee Plan) covering such subsequent years.
4.    Investment of Deferred Fees. The Director elects to have his or her deferred Cash Fees credited to (check one):

☐    Cash Account OR
☐    Stock Account
Deferred Stock Fees are automatically credited to the Director’s Stock Account.
5.    Time of Distribution.
Cash Account. The Director elects to receive the amount of deferred Fees credited to his or her Cash Account pursuant to this Agreement (including credits attributable to “earnings” or “interest” on such deferred amounts) as follows (select one):

☐	In a lump sum on ____________________, 20___;

☐
In a lump sum on January 15 of the year following the year in which his or her termination of service as a Director occurs, or if such termination of service does not constitute a Separation from Service (as determined under Section 409A of the Internal Revenue Code of 1986, as amended) for purposes of the Deferred Fee Plan, January 15 of the year following the date on which the Director has a Separation from Service;

☐	In a lump sum on the first day of the month after the Director reaches his or her Social Security normal retirement age, as determined as of the date of this Agreement; and

☐	In a series of four (4) annual installments commencing on the first anniversary of the date on which his or her Separation from Service occurs as follows:

First Anniversary	25% of the Cash Account balance
Second Anniversary	33% of the remaining Cash Account balance
Third Anniversary	50% of the remaining Cash Account balance
Fourth Anniversary	100% of the remaining Cash Account balance

Stock Account. The Director elects to receive the amount of deferred Fees credited to his or her Stock Account pursuant to this Agreement (including credits attributable to “earnings” or “dividends” on such deferred amounts) as follows (select one):

☐	In a lump sum on ____________________, 20___;

☐	In a lump sum on January 15 of the year following the year in which his or her termination of service as a Director occurs, or if such termination of service does not constitute a Separation from Service (as determined under Section 409A of the Internal Revenue Code of 1986, as amended) for purposes of the Deferred Fee Plan, January 15 of the year following the date on which the Director has a Separation from Service;

☐	In a lump sum on the first day of the month after the Director reaches his or her Social Security normal retirement age, as determined as of the date of this Agreement; and

☐	In a series of four (4) annual installments commencing on the first anniversary of the date on which his or her Separation from Service occurs as follows:

First Anniversary	25% of the Stock Account balance
Second Anniversary	33% of the remaining Stock Account balance
Third Anniversary	50% of the remaining Stock Account balance
Fourth Anniversary	100% of the remaining Stock Account balance

6.    Section 409A Compliance Provisions. Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), applies to amounts deferred under a nonqualified deferred compensation plan, such as the Deferred Fee Plan. By executing this Agreement, the Director consents to the Company’s right to amend the Deferred Fee Plan in conformity with Section 409A of the Code even if such amendment would adversely affect the Director’s rights with respect to amounts deferred under this Agreement or a prior Deferred Fees Agreement.
7.    Beneficiary. The Director requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with Section 5 above) to the Beneficiary or Beneficiaries he or she has designated below.

This form supersedes any previous Beneficiary designation the Director might have previously made under the Deferred Fee Plan.

NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________
NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________

IN WITNESS WHEREOF, this Agreement is executed on the day and year written below.

____________________________ ____________________
Director              Date

For Company Use

Date Election Received __________________, 20__.

By:______________________________

EXHIBIT B
Please note: This election must be filed with the Company at least twelve (12) months prior to the date on which payment was originally scheduled to be distributed. This election shall become effective on the date it is filed with the Chief Accounting Officer of the Company, and any such election shall be effective only if the conditions described in section 6.5 of the Deferred Fee Plan are satisfied.
SUBSEQUENT DEFERRAL ELECTION AGREEMENT
This Agreement between National Retail Properties, Inc. (the “Company”) and ____________________ (the “Director”) is made under the National Retail Properties, Inc. Deferred Fee Plan for Directors (the “Deferred Fee Plan”)
1.    Subsequent Deferral Election. The Director hereby elects to change his or her deferral election with respect to certain amounts previously deferred under the Deferred Fee Plan. This Agreement will be effective only if all of the following requirements are met:

•	The election is received by the Chief Accounting Officer of the Company at least twelve (12) months prior to the Distribution Date currently in effect;

•	The election is not effective for at least twelve (12) months from the date it is received by the Chief Accounting Officer of the Company; and

•	The new Distribution Date is at least five (5) years after the Distribution Date currently in effect.

Year and Type of Compensation Covered by Existing Election (for example, 2018 Cash Fees)	Existing Distribution Date*	New Distribution Date*	Method of Payment
A
A
A
*If existing payment date is (i) January 15 of the year following the year in which the Director’s termination from service as a director occurs or (ii) the first day of the month after the Director reaches his or her Social Security normal retirement age, the new payment date must be at least five (5) years after such original date.
A - In a series of four (4) annual installments commencing on the New Distribution Date (and each anniversary thereof) as follows:

B - 1

First Anniversary	25% of the Stock Account and/or Cash Account balance, as applicable
Second Anniversary	33% of the remaining Stock Account and/or Cash Account balance, as applicable
Third Anniversary	50% of the remaining Stock Account and/or Cash Account balance, as applicable
Fourth Anniversary	100% of the remaining Stock Account and/or Cash Account balance, as applicable

2.    Deferred Fee Plan. The Director agrees to the terms and conditions of the Deferred Fee Plan, a copy of which has been previously delivered to the Director and constitutes a part of this Agreement. Capitalized words and phrases, when used in this Agreement, shall have the meaning given to them in the Deferred Fee Plan, unless the context clearly indicates otherwise.
3.    Section 409A Compliance Provisions. Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), applies to amounts deferred under a nonqualified deferred compensation plan, such as the Deferred Fee Plan. By executing this Agreement, the Director consents to the Company’s right to amend the Deferred Fee Plan in conformity with Section 409A of the Code even if such amendment would adversely affect the Director’s rights with respect to amounts deferred under this Agreement or a prior Deferred Fees Agreement.
4.    Beneficiary. The Director requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with the above) to the Beneficiary or Beneficiaries he or she has designated below.

This form supersedes any previous Beneficiary designation the Director might have previously made under the Deferred Fee Plan.

B - 2

NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________
NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________

IN WITNESS WHEREOF, this Agreement is executed on the day and year written below.

____________________________ ____________________
Director              Date

For Company Use

Date Election Received __________________, 20__.

By:______________________________

B - 3